Exhibit 10.5

CONFIDENTIAL TREATMENT REQUESTED. Confidential portions of this document have been redacted and have been separately filed with the Commission.

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) is made and entered into as of the 17th day of February, 2017 (the “Effective Date”) by and between Mustang Bio, Inc. (f/k/a Mustang Therapeutics, Inc.), a Delaware corporation with a principal place of business at 3 Columbus Circle, New York, NY 10019 (“Licensee”) and City of Hope, a California nonprofit public benefit corporation located at 1500 East Duarte Road, Duarte, California 91010 (“City of Hope” or “COH”). Licensee and COH are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS:

A.         COH operates an academic research and medical center that encourages the use of its inventions, discoveries and intellectual property for the benefit of the public and COH owns or Controls (as defined below) certain Patent Rights (as defined below) useful in the Field (as defined below);

B.          COH owns or Controls (as defined below) certain Patent Rights (as defined below) useful in the Field (as defined below);

C.          The research may have been sponsored in part by the National Institute of Health, and as a consequence this license is subject to obligations to the United States Federal Government under 35 U.S.C. §§ 200-212 and applicable U.S. government regulations;

D.          The research was sponsored in part by a grant from the California Institute for Regenerative Medicine (the “CIRM Grant”), and as a consequence this license is subject to applicable law and other obligations as applicable to exclusive licensees under the CIRM Grant; and

E.           Licensee is a company dedicated to the commercial development and exploitation in the Field (as defined below) of products and services that incorporate one or more of the technologies described in the Patent Rights and therefore Licensee desires to obtain from COH a worldwide, exclusive license under the Patent Rights, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the amount and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1: DEFINITIONS

1.1          “Affiliate” of a Party means a Person that, directly or indirectly (through one or more intermediaries) controls, is controlled by, or is under common control with such Party. For purposes of this Section 1.1, “control” means (i) the direct or indirect ownership of 50 percent or more of the voting stock or other voting interests or interests in profits, or (ii) the ability to otherwise control or direct the decisions of board of directors or equivalent governing body thereof.

CONFIDENTIAL

1.2         “Business Day” means any day, other than a Saturday, Sunday or day on which commercial banks located in Los Angeles, California, are authorized or required by law or regulation to close.

1.3         “Change of Control” means (i) any transaction or series of related transactions following which the holders of Licensee’s capital stock immediately prior to such transaction or series of related transactions collectively are the owners of less than 50% of the outstanding equity interests of Licensee entitled to (a) vote with respect to the election of directors (or positions having a similar function) or (b) receive the proceeds upon any sale, liquidation or dissolution of Licensee, (ii) a sale, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, of all or a material portion of Licensee’s interest in the Licensed Product or Licensed Service or (iii) a sale, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, of all or a material portion of Licensee’s right title, or interest in its assets taken as a whole.

1.4         “Commercially Reasonable Efforts” means the exercise of such efforts and commitment of such resources by Licensee, directly or through one or more Sublicensees, in a diligent manner consistent with organizations in the pharmaceutical industry for a comparable development or commercialization program at a similar stage of development or commercialization. In the event that Licensee or a Sublicensee with respect to a given Licensed Product or Licensed Service, has a program or product that competes with the programs contemplated by this Agreement with respect to such Licensed Product or Licensed Service, then “Commercially Reasonable Efforts” shall also mean efforts at least comparable to those efforts and resources expended by Licensee or its Sublicensee on the competing program and/or product or service.

1.5         “COH CAR” means a chimeric antigen receptor that is licensed to Licensee by COH pursuant to an applicable license agreement between the Parties, including but not limited to, pursuant to that certain Amended and Restated Exclusive License Agreement between the Parties of even date herewith relating to IL-13, and that certain Amended and Restated Exclusive License Agreement between the Parties of even date herewith relating to CD123.

1.6         “COH Confidential Information” means Confidential Information disclosed or provided by, or on behalf of, COH to Licensee or its designees.

1.7         “Confidential Information” means: (i) all information and materials (of whatever kind and in whatever form or medium) disclosed by or on behalf of a Party to the other Party (or its designee) in connection with this Agreement, whether prior to or during the term of this Agreement and whether provided orally, electronically, visually, or in writing; provided that all such information and materials initially disclosed in writing or electronically shall be clearly marked as “CONFIDENTIAL” and all such materials and information initially disclosed orally shall be reduced to writing and marked as “CONFIDENTIAL” within 10 days following the date of initial oral disclosure; (ii) all copies of the information and materials described in (i) above; and (iii) the existence and each of the terms and conditions of this Agreement; provided further that Confidential Information shall not include information and materials to the extent a Party can demonstrate through its contemporaneous written records that such information and materials are or have been:

CONFIDENTIAL

(a)       known to the receiving Party, or in the public domain, at the time of its receipt by a Party, or which thereafter becomes part of the public domain other than by virtue of a breach of this Agreement or the obligations of confidentiality under this Agreement;

(b)       received without an obligation of confidentiality from a Third Party having the right to disclose without restrictions such information;

(c)       independently developed by or on behalf of the receiving Party without use of or reference to Confidential Information disclosed by the other Party; or

(d)       released from the restrictions set forth in this Agreement by the express prior written consent of the disclosing Party.

1.8         “Control(s)” or “Controlled” means the possession by a Party, as of the Effective Date, of rights sufficient to effect the grant of rights set forth in this Agreement without violating the terms of any agreement with any Third Party.

1.9         “Covers” or “Covered by,” means with reference to a particular Licensed Product or Licensed Service that the manufacture, use, sale, offering for sale, or importation of such Licensed Product or performance of such Licensed Service would, but for ownership of, or a license granted under this Agreement to, the relevant Patent Right, infringe a Valid Claim in the country in which the activity occurs.

1.10       “Dispute” means any controversy, claim or legal proceeding arising out of or relating to this Agreement, or the interpretation, breach, termination, or invalidity thereof.

1.11       “Field” means the treatment and diagnosis of all human diseases.

1.12       “First Commercial Sale” means, with respect to a particular Licensed Product or Licensed Service in a given country, the first arm’s-length commercial sale of such Licensed Product or the first performance of such Licensed Service following Marketing Approval in such country by or under authority of Licensee or any Sublicensee to a Third Party who is not a Sublicensee.

1.13       “GAAP” means generally accepted accounting principles, consistently applied, as promulgated from time to time by the Financial Accounting Standards Board.

1.14       “License Year” means each calendar year during the term of this Agreement; except that the first License Year shall commence on the Effective Date and end on December 31 of the calendar year in which the Effective Date occurs.

CONFIDENTIAL

1.15       “Licensed Product” means a product (including kits, component sets or components thereof, regardless of concentration or formulation) that: (i) is Covered by a Valid Claim, (ii) is manufactured by a process or used in a method Covered by a Valid Claim, or (iii) contains, as an active ingredient, any substance the manufacture, use, offer for sale or sale of which is Covered by a Valid Claim. By way of clarification, “Licensed Product” shall include a product manufactured in a country in which such manufacture is Covered by a Valid Claim and thereafter exported to and sold in a country in which no Valid Claim exists.

1.16       “Licensed Service” means any service the performance of which would, but for the license granted herein, infringe a Valid Claim.

1.17       “Licensee Confidential Information” means Confidential Information disclosed or provided by, or on behalf of, Licensee to COH or its designees.

1.18       “Licensee Net Sales” means the total gross amount invoiced by Licensee and its Affiliates (regardless of whether and when such invoices are actually paid) on the sale of Licensed Products and Licensed Services to Third Parties (including, without limitation, the provision of any product by Licensee or its Affiliates that incorporates a Licensed Product or Licensed Service but for clarity excluding documented sponsored research and/or development activities, valued at the actual direct cost of such activities on a fully burdened basis (including reasonable margin for overhead)), less the following items, as determined from the books and records of Licensee or its Affiliates:

(a)       insurance, handling and transportation charges actually invoiced;

(b)       amounts repaid, credited or allowed for rejection, return or recall;

(c)       sales or other excise taxes or other governmental charges levied on or measured by the invoiced amount (including, without limitation, value added taxes);

(d)       brokerage, customs and import duties or charges; and

(e)       normal and customary trade and quantity discounts (including chargebacks and allowances) and rebates which relate to the Licensed Products or Licensed Services.

Sales of Licensed Products between or among Licensee, its Affiliates or its Sublicensees shall be excluded from the computation of Licensee Net Sales, except in those instances in which the purchaser is also the end-user of the Licensed Product sold. Further, transfers of reasonable quantities of Licensed Product by Licensee, any of its Affiliates or of its Sublicensee to a Third Party that is not a Sublicensee for use in the development of such Licensed Product (and not for resale) and transfers of industry standard quantities of Licensed Product for promotional purposes shall not be deemed a sale of such Licensed Product that gives rise to Licensee Net Sales for purposes of this Section 1.18.

1.19       “Marketing Approval” means all approvals, licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacturing, use, storage, import, transport, marketing and sale of Licensed Products or performance of Licensed Services in a country or regulatory jurisdiction.

CONFIDENTIAL

1.20       “Patent Rights” means: (i) U.S. Patent Application No. *, (ii) U.S. Patent Application No. *, (iii) patents, patent applications, continuation and divisional applications and foreign equivalents that claim the same invention(s) and priority date as the foregoing, (iv) continuation-in-part applications that repeat a substantial portion of any of the foregoing applications, (v) Letters Patent or the equivalent issued on any of the foregoing applications throughout the world, and (vi) amendments, extensions, renewals, reissues, and re-examinations of any of the foregoing. Notwithstanding the foregoing, “Patent Rights” shall only include any continuation-in-part application to the extent that claims in such continuation-in-part application are supported in the specification of the parent application, unless otherwise mutually agreed to in writing by the Parties to this Agreement.

1.21       “Person” means any person or entity, including any individual, trustee, corporation, partnership, trust, unincorporated organization, limited liability company, business association, firm, joint venture or governmental agency or authority.

1.22       “Sublicensee” means any Affiliate of Licensee or Third Party which enters into an agreement with Licensee involving the grant to such Affiliate or Third Party of any rights under the license granted to Licensee pursuant to this Agreement.

1.23       “Sublicensee Net Sales” means the total gross amount invoiced by Sublicensee (regardless of whether and when such invoices are actually paid) on the sale of Licensed Products and Licensed Services to Third Parties (including, without limitation, the provision of any product by Sublicensee that incorporates a Licensed Product or Licensed Service but for clarity excluding documented sponsored research and/or development activities, valued at the actual direct cost of such activities on a fully burdened basis (including reasonable margin for overhead)), less the following items, as determined from the books and records of Licensee, its Affiliates or its Sublicensees:

(a)       insurance, handling and transportation charges actually invoiced;

(b)       amounts repaid, credited or allowed for rejection, return or recall;

(c)       sales or other excise taxes or other governmental charges levied on or measured by the invoiced amount (including, without limitation, value added taxes);

(d)       brokerage, customs and import duties or charges; and

(e)       normal and customary trade and quantity discounts (including chargebacks and allowances) and rebates which relate to the Licensed Products or Licensed Services.

Sales of Licensed Products between or among Licensee, its Affiliates or its Sublicensees shall be excluded from the computation of Sublicensee Net Sales, except in those instances in which the purchaser is also the end-user of the Licensed Product sold. Further, transfers of reasonable quantities of Licensed Product by Licensee, any of its Affiliates or of its Sublicensee to a Third Party that is not a Sublicensee for use in the development of such Licensed Product (and not for resale) and transfers of industry standard quantities of Licensed Product for promotional purposes shall not be deemed a sale of such Licensed Product that gives rise to Sublicensee Net Sales for purposes of this Section 1.23.

*Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL

1.24       “Sublicense Revenues” means all consideration, in whatever form, due from a Sublicensee in return for the grant of a sublicense of Licensee’s rights hereunder, excluding consideration in the form of: (i) royalties received by Licensee and calculated wholly as a function of sales of Licensed Products or Licensed Services, (ii) payments or reimbursement for documented sponsored research and/or development activities, valued at the actual direct cost of such activities on a fully burdened basis (including reasonable margin for overhead), (iii) payment or reimbursement of reasonable patent expenses actually incurred or paid by Licensee and not otherwise reimbursed, or payment of patent expenses required to by paid by Licensee hereunder, (iv) payments for the purchase of equity in Licensee at the fair market value of such equity, (v) payments recognized as Sublicensee Net Sales under this Agreement for which a royalty is payable to COH, and (vi) payments received in connection with an arms-length sale of Licensed Products in finished dosage form to a commercial distributor of pharmaceutical products for distribution of such Licensed Products to end users; provided, that, the royalty due under this Agreement is paid with respect to Licensee Net Sales or Sublicensee Net Sales, as applicable, of such Licensed Products. By way of clarification, the principal amount of any loan or other extension of credit provided to Licensee or an Affiliate of Licensee in connection with the grant of a sublicense by Licensee that is other than an arm’s-length credit relationship shall be deemed to constitute “Sublicense Revenues.”

1.25       “Territory” means the entire world.

1.26       “Third Party” means a Person that is neither a Party to this Agreement nor an Affiliate of a Party.

1.27       “Valid Claim” means a claim of a pending patent application or an issued and unexpired patent included in the Patent Rights in a particular jurisdiction, which claim has not, in such jurisdiction, been finally rejected or been declared invalid or cancelled by the patent office or a court of competent jurisdiction in a decision that is no longer subject to appeal as a matter of right.

ARTICLE 2: DEVELOPMENT AND COMMERCIALIZATION EFFORTS

2.1         Development and Commercialization Responsibilities. Licensee shall have the sole right and responsibility for, and control over, all development, manufacturing and commercialization activities (including all regulatory activities) with respect to Licensed Products and Licensed Services in the Field.

2.2         Licensee Diligence. Licensee shall use Commercially Reasonable Efforts to develop and commercialize Licensed Products and Licensed Services in the Field, directly or through one or more Sublicensees. Without limiting the foregoing, if Licensee, directly or through one or Sublicensees, fails to use Commercially Reasonable Efforts in furtherance of the accomplishment of any one of the “Diligence Milestones” set forth in this Section 2.2 by the date specified (each a “Deadline Date”) corresponding to such Diligence Milestone, COH shall have the right, on notice to Licensee, to terminate this Agreement or convert the grant of rights hereunder from exclusive to non-exclusive without any change in the other terms and conditions of this Agreement.

CONFIDENTIAL

Bout “Deadline Date”	“Diligence Milestone”

1. * from the Effective Date	Infusion of at least * with the first Licensed Product or Licensed Service.
2. * from the Effective Date	Submission of at least * (*) additional Investigational New Drug (“IND”) application in connection with a Licensed Product or Licensed Service after the Effective Date by or on behalf of Licensee or a Sublicensee. For clarity, such additional IND application shall be (i) in addition to any IND application related to a Licensed Product or a Licensed Service existing as of the Effective Date, and (ii) directed to a new indication not already proposed in such IND application existing as of the Effective Date.
3. * from the Effective Date	Infusion of at least * with a Licensed Product or Licensed Service in connection with each additional IND application described in Diligence Milestone 2.

2.3       Governance. COH and Licensee shall each designate one individual to serve as the main point of contact for communications related to development and commercialization of Licensed Products and Licensed Services under this Agreement (each a “Designated Representative”). The initial Designated Representative of COH shall be George Megaw, and the initial Designated Representative of Licensee shall be Samuel W. Berry. Each Party may replace its Designated Representative at any time upon prior notice to the other Party. Licensee shall keep COH reasonably informed as to its commercial development plan and progress in the development and commercialization of Licensed Products and Licensed Services. Without limiting the foregoing, on or before January 15 and July 15 of each year during the term of this Agreement, Licensee shall provide to COH a written report setting forth, in reasonable detail, its plans, activities, and achievements with respect to the development and commercialization of Licensed Products and Licensed Services during the preceding six months (the “Semi-Annual Report”). Each Semi-Annual Report shall also include the COH reference number, OTL 16-126. The Designated Representatives shall meet in person twice each calendar year to present and discuss the current Semi-Annual Report at such location and date as mutually agreed. Each Party shall be responsible for all expenses incurred by its Designated Representative in the participation in such annual meetings. A copy of each Semi-Annual Report shall be provided, in addition to the persons set forth in Section 14.7, to: The Office of Technology Licensing, email: licensing@coh.org.

*Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL

ARTICLE 3: LICENSE GRANTS

3.1         Grant of Rights. COH hereby grants to Licensee an exclusive royalty-bearing right and license under the Patent Rights to make, have made, use, offer for sale, sell and import Licensed Products and to perform Licensed Services, in the Field, in the Territory. The foregoing grant of rights shall be subject to: (i) the retained rights of the U.S. Government in the Patent Rights pursuant to 35 U.S.C. §§ 200-212 and applicable U.S. government regulations, (ii) the royalty-free right of COH and its Affiliates to practice the Patent Rights for educational and research uses, (iii) the right of COH and its Affiliates to publicly disclose research results, and (iv) the right of COH and its Affiliates to allow other non-profit institutions to use the Patent Rights for the same purposes as (ii) and (iii).

3.2         No Implied Licenses. Licensee acknowledges that the licenses granted in this Agreement are limited to the scope expressly granted and that, subject to the terms and conditions of this Agreement, all other rights under all Patent Rights and other intellectual property rights Controlled by COH are expressly reserved to COH.

3.3         Sublicensing. Licensee shall have the right to sublicense its rights hereunder without the consent of COH, effective on notice to COH. The terms and conditions of each sublicense of Licensee’s rights hereunder shall be consistent with this Agreement. A true and complete copy of each sublicense of Licensee’s rights hereunder, as well as any amendment thereto, shall be delivered to COH promptly following the effective date of each such sublicense or amendment.

3.4         Effect of Termination on Sublicenses.

(a)       In the event that this Agreement terminates at any time for any reason, each sublicense validly granted hereunder which is in good standing as of the effective date of such termination shall continue in effect as a direct license between COH (as licensor) and Sublicensee (as licensee), provided that: (i) such sublicense, as determined by COH in its reasonable and good faith discretion, contains or imposes on COH no material obligation or liability additional to those set forth in this Agreement, (ii) the Sublicensee delivers to COH, within 30 days of the effective date of the termination of this Agreement, written acknowledgement that all payment and other obligations previously payable to Licensee under such sublicense shall thereafter be payable and due, and be paid directly to COH, and (iii) such Sublicensee (including its employees and contractors) is not at such time debarred or excluded or otherwise ineligible for participation in federally funded programs. All other sublicenses in existence as of the effective date of the termination of this Agreement which fail to satisfy the foregoing conditions shall, upon such termination, terminate.

(b)       Further and in addition to the requirements of Section 3.4(a), above, the conversion of a sublicense into a direct license between COH (as licensor) and Sublicensee (as licensee) upon termination of this Agreement shall require that either [A] or [B] (but not both), below, be satisfied:

[A]        On the effective date of the termination of this Agreement:

CONFIDENTIAL

(i)       the Sublicensee is not a party to a proceeding in bankruptcy or insolvency filed by or against such Sublicensee, has not made a general assignment for the benefit of its creditors, and is not in litigation with COH or any Affiliate of COH, and

(ii)       (1) the effective royalty rate payable on Sublicensee’s Net Sales of Licensed Products and Licensed Services, (2) the aggregate of other non- sale/royalty-based consideration due from Sublicensee, and (3) the other material terms and conditions of the sublicense are materially no less favorable to COH than the corresponding terms of this Agreement, or

[B]        the terms and conditions of the sublicense had been approved by COH prior to its having been entered into by Licensee and the Sublicensee, such approval having been considered by COH expeditiously and not conditioned on the payment by Licensee of any additional consideration.

3.5         Documentation of Licensed Services. Licensee and its Sublicensees shall provide Licensed Services only pursuant to one or more written agreements which set forth, in reasonable detail, all consideration due to Licensee for the provision of such services. Licensee shall provide a true and complete copy of each such agreement to COH promptly following the effective date of such agreement.

ARTICLE 4: PAYMENTS

4.1         Up-Front Payment. Licensee shall pay to COH a one-time non-refundable license fee of $125,000 within 30 days after the Effective Date.

4.2         License Maintenance Fee. On or before the tenth Business Day after the end of each License Year (excluding the first License Year ending December 31, 2016, the second License Year ending December 31, 2017, and the third License Year ending December 31, 2018), Licensee shall pay to COH a non-refundable license maintenance fee of $*. The license maintenance fee paid in a given License Year shall be applied as credit against royalties otherwise due to COH pursuant to Section 4.4, below, during the License Year in which payment was made but may not be carried over and applied as credit against royalties due in subsequent years.

4.3         Milestone Payments. Within 30 days after the occurrence of the milestone event “Milestone Event” set forth below, Licensee shall pay COH or its designee the amount indicated below:

Milestone Event	Amount Due
#1. Upon the *	$	*

Includes confidential material redacted in the publicly-filed copy of the Agreement.

CONFIDENTIAL

4.4         Royalties.

(a)       Net Sales by Licensee and Affiliates. Licensee shall pay to COH or its designee royalties in an amount equal to * percent of Licensee Net Sales of Licensed Products and Licensed Services. Royalties shall be paid on a Licensed Product-by-Licensed Product, Licensed Service-by-Licensed Service and country-by-country basis until the expiration in each country of the last to expire of the Valid Claims in such country Covering Licensed Product or Licensed Services.

(b)       Net Sales by Sublicensees. Licensee shall pay to COH or its designee royalties in an amount equal to * percent of Sublicensee Net Sales of Licensed Products and Licensed Services. Royalties shall be paid on a Licensed Product-by-Licensed Product, Licensed Service-by-Licensed Service and country-by-country basis until the expiration in each country of the last to expire of the Valid Claims in such country Covering Licensed Product or Licensed Services.

4.5         Royalty Offsets. If, in Licensee’s reasonable business judgment it is necessary to pay to a Third Party, other than a Sublicensee, consideration (whether in the form of a royalty or otherwise) for the right to make, have made, use, sell, offer for sale or import a Licensed Product or Licensed Service in a given jurisdiction, and if the aggregate royalty rates of any and all royalties payable to such Third Party licensors when combined with the royalty rate payable to COH exceeds * percent in the case of Licensee Net Sales of Licensed Products or Licensed Services, then Licensee shall have the right with respect to any period for which royalties are due (i.e. a calendar quarter or calendar year) to set off * percent of the aggregate royalties otherwise payable with respect to such period and such jurisdiction to such Third Party licensors against royalties that would otherwise be due to COH hereunder with respect to such period and jurisdiction; provided, however, that each Third Party licensor agrees to be stacked proportionally; and provided further, however, that under no circumstances shall the royalty offsets permitted in this Section 4.5 result in the reduction of the effective adjusted royalty rate and the royalty amount otherwise due to COH in any period for which payment is due and in any jurisdiction pursuant to Section 4.4 above, by more than * percent (e.g., minimum effective adjusted royalty rate for Licensed Product or Licensed Services sales shall be * percent).

4.6         Sublicense Revenues.

4.6.1       Licensee shall pay to COH an amount equal to * percent of all Sublicense Revenues within 30 days after payment is received from the relevant Sublicensee. If Sublicense Revenues are not in cash or cash equivalents, the percentage share payable to COH pursuant to this Section 4.6.1 shall be due, in COH’s sole discretion, either in kind or in its cash equivalent.

4.6.2       In the event that Licensee sublicenses its rights hereunder solely for use by such sublicensee in connection with a chimeric antigen receptor that is, as of the Effective Date or as of the date of execution of such sublicense, a COH CAR, either directly or indirectly pursuant to an applicable license or sublicense agreement (each, a “COH CAR License”), Licensee shall only be required to pay to COH a percentage of sublicensing revenues pursuant to the applicable COH CAR License, if any, and shall not be required to make additional payments pursuant to Section 4.6.1 of this Agreement; provided, that the sublicensee shall only receive a license to use the rights granted hereunder in connection with the applicable COH CAR. COH will determine, for purposes of Licensee invoicing, the allocation of sublicensing revenues among this Agreement and the applicable COH CAR Licenses at a time when a payment pursuant to this Section 4.6.2 is due and shall inform Licensee in writing of the determination at such time.

*Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL

4.7         Timing of Royalty Payments. Royalty payments due under Section 4.4 above shall be paid annually within 60 days following the end of each License Year until the first License Year in which aggregate Licensee Net Sales and Sublicensee Net Sales reach $*. Thereafter, all royalty payments due under Section 4.4 shall be paid in quarterly installments, within 60 days following the end of each calendar quarter.

4.8         No Deductions from Payments. Licensee is solely responsible for payment of any fee, royalty or other payment due to any Third Party not a Sublicensee in connection with the research, development, manufacture, distribution, use, sale, import or export of a Licensed Product or Licensed Service and, except as set forth in Section 4.5 above, Licensee shall not have the right to set off any amounts paid to such a Third Party, including fee, royalty or other payment, against any amount payable to COH hereunder.

4.9         Single Royalty. Only a single royalty payment shall be due and payable on Licensee Net Sales and Sublicensee Net Sales of a Licensed Product or performance of a Licensed Service, regardless if such Licensed Product or Licensed Service is Covered by more than one Valid Claim.

ARTICLE 5: REPORTS, AUDITS AND FINANCIAL TERMS

5.1         Royalty Reports. Within 60 days after the end of each calendar quarter in which a royalty payment under Article 4 is required to be made, Licensee shall send to COH a report of Licensee Net Sales and Sublicensee Net Sales of the Licensed Products and Licensed Services for which a royalty is due, which report sets forth for such calendar quarter the following information, on a Licensed Product-by-Licensed Product, Licensed Service-by-Licensed Service and country-by-country basis: (i) total Licensee Net Sales and Sublicensee Net Sales, (ii) total gross sales of Licensed Products and Licensed Services, (iii) the quantity of each Licensed Products sold and Licensed Services performed, (iv) the exchange rate used to convert Licensee Net Sales and Sublicensee Net Sales from the currency in which they are earned to United States dollars; and (v) the total royalty payments due. All royalty reports shall also include the COH reference number, OTL 16-126. A copy of each royalty report shall be provided, in addition to the persons set forth in Section 14.7, to: The Office of Technology Licensing, email: otl-royalties@coh.org.

5.2         Additional Financial Terms.

5.2.1       Currency. All payments to be made under this Agreement shall be made in United States dollars, unless expressly specified to the contrary herein. Licensee Net Sales and Sublicensee Net Sales outside of the United States shall be first determined in the currency in which they are earned and shall then be converted into an amount in United States dollars. All currency conversions shall use the conversion rate reported by Reuters, Ltd. on the last Business Day of the calendar quarter for which such payment is being determined.

5.2.2       Payment Method. Amounts due under this Agreement shall be paid in immediately available funds, by means of wire transfer to an account identified by COH.

*Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL

5.2.3       Withholding of Taxes. Licensee may withhold from payments due to COH amounts for payment of any withholding tax that is required by law to be paid to any taxing authority with respect to such payments. Licensee shall provide to COH all relevant documents and correspondence, and shall also provide to COH any other cooperation or assistance on a reasonable basis as may be necessary to enable COH to claim exemption from such withholding taxes and to receive a full refund of such withholding tax or claim a foreign tax credit. Licensee shall give COH proper evidence from time to time as to the payment of such tax. The Parties shall cooperate with each other in seeking deductions under federal and state tax laws and any double taxation or other similar treaty or agreement from time to time in force.

5.2.4       Late Payments. Any amounts not paid on or before the date due under this Agreement are subject to interest from the date due through and including the date upon which payment is received. Interest is calculated, over the period between the date due and the date paid, at a rate equal to * percentage point (*%) over the “bank prime loan” rate, as such rate is published in the U.S. Federal Reserve Bulletin H.15 or successor thereto on the last Business Day of the applicable calendar quarter prior to the date on which such payment is due.

5.2.5       Blocked Currency. If, at any time, legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where a Licensed Product is sold or Licensed Service provided, payment shall be made through such lawful means or methods as Licensee may determine. When, in any country, the law or regulations prohibit both the transmittal and deposit of royalties or other payments, Licensee shall continue to report all such amounts, but may suspend payment for as long as such prohibition is in effect. As soon as such prohibition ceases to be in effect, all amounts that would have been obligated to be transmitted or deposited but for the prohibition, together with accrued interested thereon, shall promptly be transmitted to COH.

5.3         Accounts and Audit.

5.3.1       Records. Licensee shall keep, and shall require in applicable sublicense agreements, that each Sublicensee keep, full, true and accurate books of account containing the particulars of its Licensee Net Sales and Sublicensee Net Sales, as applicable, and the calculation of royalties. Licensee and its Sublicensees shall each keep such books of account and the supporting data and other records at its principal place of business. Such books and records must be maintained available for examination in accordance with this Section 5.3.1 for five calendar years after the end of the calendar year to which they pertain, and otherwise as reasonably required to comply with GAAP.

5.3.2       Appointment of Auditor. COH may appoint an internationally- recognized independent accounting firm reasonably acceptable to Licensee to inspect the relevant books of account of Licensee and its Sublicensees to verify any reports or statements provided, or amounts paid or invoiced (as appropriate), by Licensee or its Sublicensees.

*Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL

5.3.3       Procedures for Audit. COH may exercise its right to have Licensee’s and its Sublicensees’ relevant records examined only during the five year period during which Licensee is required to maintain records, no more than once in any consecutive four calendar quarters. Licensee and its Sublicensees are required to make records available for inspection only during regular business hours, only at such place or places where such records are customarily kept, and only upon receipt of at least 15 days advance notice from COH.

5.3.4       Audit Report. The independent accountant will be instructed to provide to COH an audit report containing only its conclusions and methodology regarding the audit, and specifying whether the amounts paid were correct and, if incorrect, the amount of any underpayment or overpayment.

5.3.5       Underpayment and Overpayment. After review of the auditor’s report: (i) if there is an uncontested underpayment by Licensee for all of the periods covered by such auditor’s report, then Licensee shall pay to COH the full amount of that uncontested underpayment, and (ii) if there is an uncontested overpayment for such periods, then COH shall provide to Licensee a credit against future payments (such credit equal to the full amount of that overpayment), or, if Licensee is not obligated to make any future payments, then COH shall pay to Licensee the full amount of that overpayment. Contested amounts are subject to dispute resolution under Article 12. If the total amount of any such underpayment (as agreed to by Licensee or as determined under Article 12) exceeds * percent of the amount previously paid by Licensee for the period subject to audit, then Licensee shall pay the reasonable costs for the audit. Otherwise, all costs of the audit shall be paid by COH.

ARTICLE 6: LICENSEE COVENANTS

6.1         Licensee covenants and agrees that:

(a)       During the period commencing on the Effective Date and ending on the third (3rd) anniversary of the Effective Date, both Dr. Lindsay A. Rosenwald and Michael S. Weiss will hold either directorial or senior management positions of Licensee or its parent company, Fortress Biotech, Inc.; provided, that, in the event of a Change of Control of Licensee, subsequent to such Change of Control, in the event that either Dr. Lindsay A. Rosenwald or Michael S. Weiss no longer holds either a directorial or senior management position of Licensee or its parent company Fortress Biotech, Inc., then both individuals must remain materially involved with the oversight and management of the development of Licensed Products during such period; provided further that in the event of the death or permanent disability of either of Dr. Rosenwald or Mr. Weiss, Licensee will be excused from observing this Section 6.1(a) with regard to the decedent;

(b)       in conducting activities contemplated under this Agreement, it shall comply in all material respects with all applicable laws and regulations including, without limitation, those related to the manufacture, use, labeling importation and marketing of Licensed Products and Licensed Services; and

*Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL

(c)       without limiting the foregoing and notwithstanding any other provision in this Agreement, Licensee acknowledges and agrees that it is an exclusive Licensee under this Agreement and agrees (i) to be subject to all laws and other obligations applicable to the CIRM Grant as they apply to an exclusive Licensee, including diligence, reporting, access and pricing requirements, and (ii) to assist COH as necessary to ensure COH remains in compliance with any laws and other obligations applicable to the CIRM Grant.

ARTICLE 7: INTELLECTUAL PROPERTY; PATENT PROSECUTION,
MAINTENANCE AND ENFORCEMENT.

7.1         Patent Prosecution, Maintenance and Enforcement.

(a)       COH shall be responsible for the preparation, filing, prosecution, and maintenance of all Patent Rights, using counsel of its choice. COH will timely provide Licensee with copies of all relevant documentation relating to such prosecution and Licensee shall keep such information confidential. In addition, COH shall instruct the patent counsel prosecuting Patent Rights to (i) copy Licensee on patent prosecution documents that are received from or filed with the United States Patent and Trademark Office and foreign equivalent, as applicable; (ii) if requested by Licensee, provide Licensee with copies of draft submissions to the USPTO prior to filing; and (iii) give reasonable consideration to the comments and requests of Licensee or its patent counsel, provided that (a) COH reserves the sole right to make all final decisions with respect to the preparation, filing, prosecution and maintenance of such patent applications and patents; and (b) the patent counsel remains counsel to COH (and shall not jointly represent Licensee unless requested by Licensee and approved by COH, and an appropriate engagement letter and conflict waiver are in effect). All patents and patent applications in Patent Rights, to the extent assignable in whole or in part to COH, shall be assigned to COH.

(b)       COH will not unreasonably refuse to amend any patent application in Patent Rights to include claims reasonably requested by Licensee to protect the products contemplated to be sold by Licensee under this Agreement. If Licensee informs COH of other countries or jurisdictions in which it wishes to obtain patent protection with respect to the Patent Rights, COH shall prepare, file, prosecute and maintain patent applications in such countries and any patents resulting therefrom (and, for the avoidance of doubt, such patent applications and patents shall be deemed included in the Patent Rights). On a country by country and patent by patent basis, Licensee may elect to surrender any patent or patent application in Patent Rights in any country upon sixty (60) days advance written notice to COH. Such notice shall relieve Licensee from the obligation to pay for future patent costs but shall not relieve Licensee from responsibility to pay patent costs incurred prior to the expiration of the sixty (60) day notice period. Such U.S. or foreign patent application or patent shall thereupon cease to be a Patent Right hereunder, Licensee shall have no further rights therein and COH shall be free to license its rights to that particular U.S. or foreign patent application or patent to any other party on any terms.

CONFIDENTIAL

(c)       Each Party shall promptly provide written notice to the other in the event it becomes aware of any actual or probable infringement of any of the Patent Rights in or relevant to the Field or of any Third Party claim regarding the enforceability or validity of any Patent Rights (“Infringement Notice”). Licensee shall, in cooperation with COH, use reasonable efforts to terminate infringement without litigation.

(d)       If infringing activity has not been abated within ninety (90) days following the date the Infringement Notice takes effect, then Licensee may, following consultation with COH, in its sole discretion and at its sole expense, take action against any alleged infringer or in defense of such any claim, provided, that Licensee has exclusive rights under this Agreement. Any recovery obtained by Licensee as the result of legal proceedings initiated and paid for by Licensee pursuant to this subsection (d), after deduction of Licensee’s reasonable out-of-pocket expenses incurred in securing such recovery, shall be deemed to be Licensee Net Sales or Sublicensee Net Sales, as applicable, of Licensed Products and/or Licensed Services in the calendar quarter in which such recovery was received and royalties shall be due and payable thereon accordingly.

(e)       If COH is involuntarily joined in a suit initiated by Licensee, then the Licensee will pay any costs incurred by COH arising out of such suit, including but not limited to, reasonable legal fees of counsel that COH selects and retains to represent it in the suit.

(f)       In the event that Licensee declines either to cause such infringement to cease (e.g., by settlement or injunction) or to initiate and thereafter diligently maintain legal proceedings against the infringer other than as part of a mutually agreed upon bona fide strategy, developed with the guidance of outside patent counsel, to preserve the Patent Rights, COH may, in its sole discretion and at its sole expense, take action against such alleged infringer or in defense of any such Third Party claim. Any recovery obtained by COH as the result of any such legal proceedings shall be for the benefit of COH only.

7.2         Trademarks. Licensee shall be responsible for the selection, registration, maintenance, and defense of all trademarks for use in connection with the sale or marketing of Licensed Products and Licensed Services in the Field in the Territory (the “Marks”), as well as all expenses associated therewith. All uses of the Marks by Licensee or a Sublicensee shall comply in all material respects with all applicable laws and regulations (including those laws and regulations particularly applying to the proper use and designation of trademarks in the applicable countries). Licensee shall not, without COH’s prior written consent, use any trademarks or house marks of COH (including the COH corporate name), or marks confusingly similar thereto, in connection with Licensee commercialization of Licensed Products or Licensed Services under this Agreement in any promotional materials or applications or in any manner implying an endorsement by COH of Licensee or the Licensed Products or Licensed Services. Licensee shall own all Marks.

CONFIDENTIAL

7.3         Challenge to the Patent Rights by Licensee. COH may terminate this Agreement and, notwithstanding Section 3.3 above, all Sublicenses issued hereunder, upon written notice to Licensee in the event that Licensee or any of its Affiliates or Sublicensees directly or indirectly asserts a Patent Challenge. “Patent Challenge” means any challenge in a legal or administrative proceeding to the patentability, validity or enforceability of any of the Patent Rights (or any claim thereof), including by: (a) filing or pursuing a declaratory judgment action in which any of the Patent Rights is alleged to be invalid or unenforceable; (b) citing prior art against any of the Patent Rights, filing a request for or pursuing a re-examination of any of the Patent Rights (other than with COH’s written agreement), or becoming a party to or pursuing an interference; or (c) filing or pursuing any re-examination, opposition, cancellation, nullity or other like proceedings against any of the Patent Rights; but excluding any challenge raised as a defense against a claim, action or proceeding asserted by COH against Licensee, its Affiliates or Sublicensees. In lieu of exercising its rights to terminate under this Section 7.3 COH may elect upon written notice to increase the payments due under all of Article 4 by * percent (*%), which election will be effective retroactively to the date of the commencement of the Patent Challenge. Licensee acknowledges and agrees that this Section 7.3 is reasonable, valid and necessary for the adequate protection of COH’s interest in and to the Patent Rights, and that would not have granted to Licensee the licenses under those Patent Rights, without this Section 7.3.

7.4         Payment of COH Patent Expenses.

(a)       The Parties acknowledge that, prior to the Effective Date, COH provided to Licensee documentation of historic expenses incurred by COH with respect to the drafting, prosecution and maintenance of the Patent Rights. In consideration of such historic expenditures by COH, Licensee shall reimburse COH for such expenses within 30 days after the Effective Date.

(b)       After the Effective Date, COH shall provide to Licensee an annual invoice and reasonably detailed documentation with respect to COH’s out-of-pocket expenses incurred with respect to such prosecution and maintenance for the previous year. Licensee shall reimburse COH for * percent of such expenses within 30 days after receipt of such invoice and documentation.

7.5         Marking. Licensee and its Sublicensees shall mark all Licensed Products and all materials related to Licensed Services in such a matter as to conform with the patent laws of the country to which such Licensed Products are shipped or in which such products are sold and such Licensed Services performed.

ARTICLE 8: TERM AND TERMINATION

8.1         Term and Expiration of Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, notwithstanding any other provision of this Agreement, unless sooner terminated by mutual agreement or pursuant to any other provision of this Agreement, this Agreement shall expire on a country-by-country basis and on a Patent Right-by- Patent Right basis on the later to occur of: (a) the expiration of the last to expire of any of the Patent Rights in such country (or if no patent issues, until the last patent application in Patent Rights is abandoned), and (b) the date on which the last of the remaining obligations under this Agreement between the Parties with respect to the payment of milestones or royalties with respect to Licensed Products and Licensed Services have been satisfied (such expiry of the Term hereinafter referred to as “Expiration”).

*Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL

8.2         Termination.

8.2.1       Material Breach. Either Party may terminate this Agreement prior to its Expiration for any material breach by the other Party, provided that the Party seeking to terminate shall have first given the breaching Party notice of such material breach with reasonable particulars of the material breach, and the Party receiving the notice of the material breach shall have failed to cure that material breach within 60 days after the date of receipt of such notice.

8.2.2       Bankruptcy. COH shall have the right to terminate this Agreement prior to its Expiration upon notice to Licensee, in the event that: (i) Licensee seeks protection of any bankruptcy or insolvency law other than with the prior consent of City of Hope, or (ii) a proceeding in bankruptcy or insolvency is filed by or against Licensee and not withdrawn, removed or vacated within 120 days of such filing, or there is adjudication by a court of competent jurisdiction that Licensee is bankrupt or insolvent.

8.2.3       Termination at Will by Licensee. Licensee shall have the right to terminate this Agreement prior to its Expiration upon notice to COH without cause, effective no fewer than 90 days following the date of such notice.

8.3         Effect of Termination.

8.3.1       Upon any termination of this Agreement pursuant to Section 8.2 (but for clarity, not in the case of its Expiration), all rights and licenses granted to Licensee under Article 4, if any, shall immediately terminate on and as of the effective date of termination as provided in Section 8.2, except that Licensee shall have the right to continue to sell Licensed Products manufactured prior to the effective date of such termination until the sooner of: (i) 90 days after the effective date of termination, or (ii) the exhaustion of Licensee’s inventory of Licensed Products.

8.3.2       Upon termination of this Agreement pursuant to Section 8.2 (but for clarity, not in the case of its Expiration):

(a)       Each Party shall promptly return to the other Party all relevant records and materials in its possession or control containing or comprising the other Party’s Confidential Information and to which the Party does not retain rights hereunder.

(b)       Licensee shall discontinue making any representation regarding its status as a licensee of COH for Licensed Products and Licensed Services. Subject to Section 8.3.1 above, Licensee shall cease conducting any activities with respect to the marketing, promotion, sale or distribution of Licensed Products and Licensed Services.

8.3.3       Termination of this Agreement through any means and for any reason pursuant to Section 8.2 (but for clarity, not in the case of its Expiration), shall not relieve the Parties of any obligation accruing prior thereto, including the payment of all sums due and payable, and shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of any of the provisions of this Agreement.

CONFIDENTIAL

8.4         Survival. Sections 4.7, 5.1, 5.2, 5.3, 7.5, 8.3, 8.4, Article 10, Article 11, Article 12, Sections 14.2, 14.4, 14.7, and 14.10 shall survive termination of this Agreement for any reason pursuant to Section 8.2 and Expiration pursuant to Section 8.2.

ARTICLE 9: REPRESENTATIONS AND WARRANTIES

9.1         Mutual Representations and Warranties. COH and Licensee each represents and warrants as follows:

9.1.1       It has the right and authority to enter into this Agreement and all action required to be taken on its behalf, its officers, directors, partners and stockholders necessary for the authorization, execution, and delivery of this Agreement and, the performance of all of its obligations hereunder, and this Agreement, when executed and delivered, will constitute valid and legally binding obligations of such Party, enforceable in accordance with its terms, subject to: (i) laws limiting the availability of specific performance, injunctive relief, and other equitable remedies; and (ii) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights generally;

9.1.2       Entry into this Agreement will not constitute a breach of any other agreement to which it is party;

9.1.3       It has read this Agreement, with assistance from its counsel of choice. It understands all of this Agreement’s terms. It has been given a reasonable amount of time to consider the contents of this Agreement before each Party executed it. It agrees that it is executing this Agreement voluntarily with full knowledge of this Agreement’s legal significance; and

9.1.4       It has made such investigation of all matters pertaining to this Agreement that it deems necessary, and does not rely on any statement, promise, or representation, whether oral or written, with respect to such matters other than those expressly set forth herein. It agrees that it is not relying in any manner on any statement, promise, representation or understanding, whether oral, written or implied, made by any Party, not specifically set forth in this Agreement. It acknowledges that, after execution of this Agreement, it may discover facts different from or in addition to those which it now knows or believes to be true. Nevertheless, it agrees that this Agreement shall be and remain in full force and effect in all respects, notwithstanding such different or additional facts.

9.2        Representations and Warranties of COH. COH represents and warrants that, to the actual knowledge of the Director of its Office of Technology Transfer without independent inquiry, COH has the full power and authority to grant the rights, licenses and privileges granted herein.

9.3         Exclusions. Nothing in this Agreement is or shall be construed as:

9.3.1       A warranty or representation by COH as to the validity or scope of any claim or patent or patent application within the Patent Rights;

CONFIDENTIAL

9.3.2       A warranty or representation by COH that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patent rights or other intellectual property right of any Third Party;

9.3.3       A grant by COH, whether by implication, estoppel, or otherwise, of any licenses or rights under any patents other than Patent Rights as defined herein, regardless of whether such patents are dominant or subordinate to Patent Rights;

9.3.4       An obligation on COH to bring or prosecute any suit or action against a third party for infringement of any of the Patent Rights;

9.3.5       An obligation to furnish any know-how not provided in Patent Rights; or

9.3.6       A representation or warranty of the ownership of the Patent Rights other than as set forth in Section 9.29.2, above.

9.4         DISCLAIMER. NO WARRANTY IS GIVEN WITH RESPECT TO THE PATENT RIGHTS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND THE PARTIES SPECIFICALLY DISCLAIM ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF THE PATENT RIGHTS OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY OR OTHER RIGHTS OF ANY THIRD PARTY. THE WARRANTIES SET FORTH IN SECTIONS 9.1 AND 9.2 ABOVE, ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, NON-INFRINGEMENT AND ALL SUCH OTHER WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE 10: INDEMNIFICATION

10.1       Indemnification by Licensee. Licensee shall defend, indemnify and hold harmless COH, its Affiliates, officers, directors, shareholders, employees and agents (“COH Indemnitees”) from and against any and all Third Party liabilities, claims, suits, and expenses, including reasonable attorneys’ fees (collectively, “Losses”), arising out of or are in any way attributable to: (i) the material breach of any representation or warranty made by Licensee under this Agreement, (ii) the research, development, marketing, approval, manufacture, packaging, labeling, handling, storage, transportation, use, distribution, promotion, marketing or sale of Licensed Products or Licensed Services by or on behalf of Licensee, any of its Affiliates or a Sublicensee or any other exercise of rights under this Agreement or pursuant to any sublicense, or (iii) the negligence, willful misconduct or failure to comply with applicable law by a Licensee Indemnitee or Sublicensee; in each case except to the extent that such Losses are caused directly by: (a) COH’s material breach of any representation or warranty made by COH under this Agreement, (b) COH’s material breach of its obligations under this Agreement, and/or (c) the gross negligence or willful misconduct of a COH Indemnitee.

CONFIDENTIAL

10.2       Indemnification by COH. COH shall defend, indemnify and hold harmless Licensee and its Affiliates and their respective officers, directors, shareholders, employees and agents (collectively, the “Licensee Indemnitees”) from and against any and all Losses caused directly by: (i) the material breach of any representation or warranty made by COH under this Agreement, or (ii) the gross negligence or willful misconduct of a COH Indemnitee, except to the extent that such Losses arise out of or are in any way attributable to: (a) the material breach of any representation or warranty made by Licensee under this Agreement, (b) the research, development, marketing, approval, manufacture, packaging, labeling, handling, storage, transportation, use, distribution, promotion, marketing or sale of Licensed Products or Licensed Services by or on behalf of Licensee or a Sublicensee, or (c) the negligence, willful misconduct or failure to comply with applicable law by a Licensee Indemnitee or a Sublicensee.

10.3       Procedure. The indemnities set forth in this Article 10 are subject to the condition that the Party seeking the indemnity shall forthwith notify the indemnifying Party on being notified or otherwise made aware of a liability, claim, suit, action or expense and that the indemnifying Party defend and control any proceedings with the other Party being permitted to participate at its own expense (unless there shall be a conflict of interest which would prevent representation by joint counsel, in which event the indemnifying Party shall pay for the other Party’s counsel); provided, that, the indemnifying Party may not settle the liability, claim, suit, action or expense, or otherwise admit fault of the other Party or consent to any judgment, without the written consent of the other Party (such consent not to be unreasonably withheld). Notwithstanding the foregoing, no delay in the notification of the existence of any claim of Loss shall cause a failure to comply with this Section 10.3 as long as such delay shall not have materially impaired the rights of the indemnifying Party.

10.4       Insurance.

(a)         Within 30 days following the Effective Date, Licensee shall procure at its sole expense and provide to COH evidence of comprehensive or commercial general liability insurance (contractual liability included) with limits of at least: (i) each occurrence, $*; (ii) products/completed operations aggregate, $*; (iii) personal and advertising injury, $*; and general aggregate (commercial form only), $*.

(b)         The foregoing policies will provide primary coverage to COH and shall name the COH Indemnitees as additional insureds, and shall remain in effect during the term of this Agreement and for * years following the termination or expiration of the term of this Agreement. The COH Indemnitees shall be notified in writing by Licensee not less than 30 days prior to any modification, cancellation or non-renewal of such policy. Licensee’s insurance must include a provision that the coverages will be primary and will not participate with nor will be excess over any valid and collective insurance or program of self-insurance carried or maintained by the COH Indemnitees. Such insurance coverage shall be maintained with an insurance company or companies having an A.M. Best’s rating (or its equivalent) of A-XII or better.

(c)         Licensee expressly understands that the coverage limits in Section 10.4(a) do not in any way limit the Licensee’s liability.

*Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL

10.5       LIMITATION ON DAMAGES. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, EXCEPT IN RELATION TO LICENSEE’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 10.1 AND ANY BREACH BY LICENSEE OF ARTICLE 11 (I) IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, PUNITIVE, CONSEQUENTIAL, INDIRECT, OR INCIDENTAL DAMAGES (INCLUDING LOSS OF PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS, LOST BUSINESS OR ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT) WHETHER BASED UPON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY IN TORT OR ANY OTHER LEGAL THEORY, AND (II) IN NO EVENT SHALL COH BE LIABLE TO LICENSEE FOR AN AGGREGATE AMOUNT IN EXCESS OF TWO-THIRDS OF THE TOTAL CONSIDERATION PAID TO COH HEREUNDER.

ARTICLE 11: CONFIDENTIALITY

11.1       Confidential Information. During the term of this Agreement and for * years thereafter without regard to the means of termination: (i) COH shall not use, for any purpose other than the purpose contemplated by this Agreement, or reveal or disclose to any Third Party Licensee Confidential Information; and (ii) Licensee shall not use, for any purpose other than the purpose contemplated by this Agreement, or reveal or disclose COH Confidential Information to any Third Party. The Parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted.

11.2       Exceptions.       Notwithstanding the foregoing, a Party may use and disclose Confidential Information of the other Party as follows:

(a)       if required by applicable law, rule, regulation, government requirement and/or court order, provided, that, the disclosing Party promptly notifies the other Party of its notice of any such requirement and provides the other Party a reasonable opportunity to seek a protective order or other appropriate remedy and/or to waive compliance with the provisions of this Agreement;

(b)       to the extent such use and disclosure occurs in the filing or publication of any patent application or patent on inventions;

(c)       as necessary or desirable for securing any regulatory approvals, including pricing approvals, for any Licensed Products or Licensed Services, provided, that, the disclosing Party shall take all reasonable steps to limit disclosure of the Confidential Information outside such regulatory agency and to otherwise maintain the confidentiality of the Confidential Information;

(d)       to take any lawful action that it deems necessary to protect its interest under, or to enforce compliance with the terms and conditions of, this Agreement;

*Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL

(e)       to the extent necessary, to its Affiliates, directors, officers, employees, consultants, vendors and clinicians under written agreements of confidentiality at least as restrictive as those set forth in this Agreement, who have a need to know such information in connection with such Party performing its obligations or exercising its rights under this Agreement; and

(f)       by Licensee, to actual and potential investors, licensees, Sublicensees, consultants, vendors and suppliers, and academic and commercial collaborators, under written agreements of confidentiality at least as restrictive as those set forth in this Agreement.

11.3       Certain Obligations. During the Term and for a period of * years thereafter and subject to the exceptions set forth in Section 11.2 Licensee, with respect to COH Confidential Information, and COH, with respect to Licensee Confidential Information, agree:

(a)       to use such Confidential Information only for the purposes contemplated under this Agreement,

(b)       to treat such Confidential Information as it would its own proprietary information which in no event shall be less than a reasonable standard of care,

(c)       to take reasonable precautions to prevent the disclosure of such Confidential Information to a Third Party without written consent of the other Party, and

(d)       to only disclose such Confidential Information to those employees, agents and Third Parties who have a need to know such Confidential Information for the purposes set forth herein and who are subject to obligations of confidentiality no less restrictive than those set forth herein.

11.4       Termination. Upon termination of this Agreement pursuant to Section 8.2 (but for clarity, not in the case of its Expiration), and upon the request of the disclosing Party, the receiving Party shall promptly return to the disclosing Party or destroy all copies of Confidential Information received from such Party, and shall return or destroy, and document the destruction of, all summaries, abstracts, extracts, or other documents which contain any Confidential Information of the other Party in any form, except that each Party shall be permitted to retain a copy (or copies, as necessary) of such Confidential Information for archival purposes or to enforce or verify compliance with this Agreement, or as required by any applicable law or regulation.

ARTICLE 12: DISPUTE RESOLUTION

All Disputes shall be first referred to a Vice President, Center for Applied Technology Development of COH (the “COH VP”) and the President of Licensee for resolution, prior to proceeding under the other provisions of this Article 12. A Dispute shall be referred to such executives upon one Party (the “Initiating Party”) providing the other Party (the “Responding Party”) with notice that such Dispute exists, together with a written statement describing the Dispute with reasonable specificity and proposing a resolution to such Dispute that the Initiating Party is willing to accept, if any. Within ten days after having received such statement and proposed resolution, if any, the Responding Party shall respond with a written statement that provides additional information, if any, regarding such Dispute, and proposes a resolution to such Dispute that the Responding Party is willing to accept, if any. In the event that such Dispute is not resolved within 60 days after the Responding Party’s receipt of the Initiating Party’s notice, either Party may bring and thereafter maintain suit against the other with respect to such Dispute; provided, however, that the exclusive jurisdiction of any such suit shall be the state and federal courts located in Los Angeles County, California, and the Parties hereby consent to the exclusive jurisdiction and venue of such courts.

*Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL

ARTICLE 13: GOVERNMENTAL MATTERS

13.1       Governmental Approval or Registration. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee shall assume all legal obligations to do so. Licensee shall notify COH if it becomes aware that this Agreement is subject to a U.S. or foreign government reporting or approval requirement. Licensee shall make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process.

13.2       Export Control Laws. Licensee shall observe all applicable U.S. and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations and the Export Administration Regulations.

13.3       Preference for United States Industry. If Licensee sells a Licensed Product in the U.S., Licensee shall make Commercially Reasonable Efforts to manufacture said product substantially in the U.S.

ARTICLE 14: MISCELLANEOUS

14.1       Assignment and Delegation. Except as expressly provided in this Section 14.1, neither this Agreement nor any right or obligation hereunder shall be assignable in whole or in part, whether by operation of law, or otherwise by Licensee without the prior written consent of COH. Notwithstanding the foregoing, Licensee may assign or transfer its rights and obligations under this Agreement to a Person that succeeds to all or substantially all of that Party’s business or assets, whether by sale, merger, operation of law or otherwise and provided that such Person agrees, in form and substance reasonably acceptable to COH, to be bound as a direct party to this Agreement in lieu of or in addition to Licensee and provided further that Licensee has complied with its obligations pursuant to Section 4.4. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assignees. Any transfer or assignment of this Agreement in violation of this Section 14.1 shall be null and void.

14.2       Entire Agreement. This Agreement contains the entire agreement between the Parties relating to the subject matter hereof, and all prior understandings, representations and warranties between the Parties are superseded by this Agreement.

CONFIDENTIAL

14.3       Amendments. Changes and additional provisions to this Agreement shall be binding on the Parties only if agreed upon in writing and signed by the Parties.

14.4       Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of California and all rights and remedies shall be governed by such laws without regard to principles of conflicts of law.

14.5       Force Majeure. If the performance of this Agreement or any obligations hereunder is prevented, restricted or interfered with by reason of earthquake, fire, flood or other casualty or due to strikes, riot, storms, explosions, acts of God, war, terrorism, or a similar occurrence or condition beyond the reasonable control of the Parties, the Party so affected shall, upon giving prompt notice to the other Parties, be excused from such performance during such prevention, restriction or interference, and any failure or delay resulting therefrom shall not be considered a breach of this Agreement.

14.6       Severability. The Parties do not intend to violate any public policy or statutory common law. However, if any sentence, paragraph, clause or combination of this Agreement is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, clause or combination of the same shall be deleted and the remainder of this Agreement shall remain binding, provided that such deletion does not alter the basic purpose and structure of this Agreement.

14.7       Notices. All notices, requests, demands, and other communications relating to this Agreement shall be in writing in the English language and shall be delivered in person or by mail, international courier or facsimile transmission (with a confirmation copy forwarded by courier or mail). Notices sent by mail shall be sent by first class mail or the equivalent, registered or certified, postage prepaid, and shall be deemed to have been given on the date actually received. Notices sent by international courier shall be sent using a service which provides traceability of packages. Notices shall be sent as follows:

Notices to COH: Office of Technology Licensing City of Hope 1500 East Duarte Road Duarte, CA 91010 Attn: Sr. VP, Center for Applied Technology Development Fax 626-301-8175	with a copy to: Office of General Counsel City of Hope 1500 East Duarte Road Duarte, CA 91010 Attn: General Counsel Fax 626-301-8863
Notices to Licensee: Mustang Bio, Inc. 2 Gansevoort, 9th Floor New York, NY 10014 Attn: CEO	with a copy to: Mustang Bio, Inc. 2 Gansevoort, 9th Floor New York, NY 10014 Attn: Corporate Counsel

CONFIDENTIAL

Either Party may change its address for notices or facsimile number at any time by sending notice to the other Party.

14.8       Independent Contractor. Nothing herein shall create any association, partnership, joint venture, fiduciary duty or the relation of principal and agent between the Parties hereto, it being understood that each Party is acting as an independent contractor, and neither Party shall have the authority to bind the other or the other’s representatives in any way.

14.9       Waiver. No delay on the part of either Party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right. No waiver of this Agreement or any provision hereof shall be enforceable against any Party hereto unless in writing, signed by the Party against whom such waiver is claimed, and shall be limited solely to the one event.

14.10     Interpretation. This Agreement has been prepared jointly and no rule of strict construction shall be applied against either Party. In this Agreement, the singular shall include the plural and vice versa and the word “including” shall be deemed to be followed by the phrase “without limitation.” The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

14.11     Counterparts. This Agreement may be executed in counterparts, each of which together shall constitute one and the same Agreement. For purposes of executing this agreement, a facsimile copy or an emailed PDF of this Agreement, including the signature pages, will be deemed an original.

14.12     Licensee Certification. Licensee certifies to COH, under penalty of perjury, that Licensee has not been convicted of a criminal offense related to health care, is not currently debarred, excluded or otherwise ineligible for participation in federally funded health care programs and has not arranged or contracted (by employment or otherwise) with any employee, contractor, or agent that it knew or should have known are excluded from participation in any federal health care program, and will not knowingly arrange or contract with any such individuals or entities during the term of this Agreement. Licensee agrees to notify COH in writing immediately of any threatened, proposed or actual conviction relating to health care, of any threatened, proposed or actual debarment or exclusion from participation in federally funded programs, of COH or any employee, contractor or agent of COH. Any breach of this Section 14.12 by Licensee shall be grounds for termination of this Agreement by COH in accordance with Section 8.2.1.

CONFIDENTIAL

14.13     Publicity. Neither Party may issue a press releases or otherwise disclose the existence or terms of this Agreement without the prior written consent of the other Party; provided, however, that once the existence or any terms or conditions of this Agreement has been publicly disclosed in a manner mutually and reasonably agreed-to by the Parties, either Party may republish the facts previously disclosed without the prior consent of the other Party. COH may, in its sole discretion and without the approval of Licensee, publicly disclose the existence of this Agreement and the overall potential value of the Agreement to COH, so long as the detailed and specific terms and conditions of this Agreement are not disclosed. If a third party inquires whether a license is available, COH may disclose the existence of the Agreement and the extent of its grant in Section 3.1 to such third party, but will not disclose the name of the Licensee, except where COH is required to release information under either the California Public Records Act or other applicable law. Notwithstanding the foregoing, COH may disclose an unredacted copy of this Agreement as required under applicable law and other obligations as applicable to the CIRM Grant.

14.14       No Third Party Beneficiaries. Except for the rights of the COH Indemnities pursuant to Article 10, nothing in this Agreement, either express or implied, is intended to or shall confer upon any Third Party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

CONFIDENTIAL

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives.

MUSTANG BIO, INC.	CITY OF HOPE

By:	By:
Name	Name:
Title:	Title: